Exhibit 8.1

March 22, 2004

Young Broadcasting Inc.
599 Lexington Avenue
New York, New York 10022

Re:	Young Broadcasting Inc. 8 3/4% Senior Subordinated Notes due 2014

Dear Ladies and Gentlemen:

        We are counsel to Young Broadcasting Inc. (the "Company"), a Delaware corporation, which has requested that we render an opinion in connection with a Registration Statement on Form S-4 (the "Registration Statement"), filed concurrently herewith, covering the registration of $140,000,000 principal amount of 8 3/4% Senior Subordinated Notes due 2014 of the Company (the "Exchange Notes") to be offered in exchange for (the "Exchange Offer") all of the Company's outstanding 8 3/4% Senior Subordinated Notes due 2014 (the "Initial Notes").

        We have made such examination as we have deemed necessary and appropriate for the purpose of this opinion. Based on the terms of the Exchange Offer, the Initial Notes, and the Exchange Notes as described in the Registration Statement, it is our opinion that the summary set forth in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations" accurately describes the material United States federal tax consequences of the Exchange Offer to the holders of the Initial Notes on the exchange of Initial Notes for Exchange Notes. The summary does not purport to discuss all aspects of United States federal taxation which may be relevant to particular holders of the Initial Notes in light of such holders' personal circumstances.

        The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, published pronouncements and other administrative interpretations by the Internal Revenue Service, and case law, all of which are subject to change at any time with retroactive effect.

        This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

Very truly yours,
/s/ Sonnenschein Nath & Rosenthal LLP
SONNENSCHEIN NATH & ROSENTHAL LLP